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                                                                    EXHIBIT 8.2


           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                               February 4, 2002


Compaq Computer Corporation
20555 State Highway 249
Houston, TX 77070

Ladies and Gentlemen:

   We have acted as counsel to Compaq Computer Corporation ("Compaq") in connection with the proposed merger (the "Merger") of Heloise Merger Corporation ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Hewlett-Packard Company, a Delaware Corporation ("HP"), with and into Compaq, pursuant to the Agreement and Plan of Reorganization, dated as of September 4, 2001, by and among HP, Merger Sub and Compaq (the "Merger Agreement"). This opinion is being furnished in connection with the proxy statement/prospectus (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4 of HP (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

   In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon statements and representations made to us by Compaq and HP (which statements and representations we have assumed are true without regard to any qualification as to knowledge and belief), including in their respective letters dated the date hereof (the "Tax Certificates"), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time.

   In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time and (ii) the Proxy Statement/Prospectus, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Compaq, HP and Merger Sub. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Compaq and HP (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Proxy Statement/Prospectus, the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

   We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

   In addition, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in

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each case, in effect on the date hereof. It should be noted that the Code, the
Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, could affect our conclusions stated herein.

   Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

      (1) the Merger will qualify as a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of Code;

      (2) holders of Compaq Common Stock will not recognize any gain or loss upon the receipt of HP Common Stock in exchange for Compaq Common Stock in connection with the Merger, except for cash received instead of a fractional share of HP Common Stock;

      (3) the aggregate tax basis of the HP Common Stock received by a holder of Compaq Common Stock in connection with the Merger, including any fractional share of HP Common Stock not actually received, will be equal to the aggregate tax basis of the Compaq Common Stock surrendered in exchange for HP Common Stock;

      (4) the holding period of the HP Common Stock received by a holder of Compaq Common Stock in connection with the Merger will include the holding period of the Compaq Common Stock surrendered in connection with the Merger;

      (5) cash payments received by holders of Compaq Common Stock for a fractional share of HP Common Stock will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by HP, and holders of Compaq Common Stock will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

      (6) HP, Merger Sub and Compaq will not recognize gain or loss as a result of the Merger.

   The foregoing opinion applies solely to a holder of Compaq Common Stock which holds its shares as a capital asset as of the Effective Time and does not address the federal income tax consequences of the Merger to a holder of Compaq Common Stock subject to special treatment under the Code. Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger.

   This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that, in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "THE MERGER--United States Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

   The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

                                      Very truly yours,


                                     /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                         LLP